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                                                                   EXHIBIT 12.01


          MARTIN MARIETTA MATERIALS, INC. AND CONSOLIDATED SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                  For the Nine Months Ended September 30, 1997
                             (Dollars in Thousands)


EARNINGS:
Earnings before income taxes                                               $ 116,608
(Earnings) losses of less than 50% owned associated companies, net              (919)
Interest expense                                                              11,380
Portions of rents representative of an interest factor                           685
                                                                           ---------

         Adjusted Earnings and Fixed Charges                               $ 127,754
                                                                           =========
FIXED CHARGES:

Interest expense                                                           $  11,380
Capitalized interest                                                             444
Portion of rents representative of an interest factor                            685
                                                                           ---------

         Total Fixed Charges                                               $  12,509
                                                                           =========

Ratio of Earnings to Fixed Charges                                             10.21
                                                                           =========



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